 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7910 Main Street, 2nd Floor, Houma LA	70360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(985) 876-5400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company x

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. x

 Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 27, 2018, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of SEACOR Marine Holdings Inc. (the “Company”), the size of the Board was increased to seven (7) members and Julie Persily and Robert D. Abendschein were appointed to fill the two vacancies resulting from Ferris Hussein’s resignation from the Board on April 17, 2018 and the increase in the size of the Board, effective April 27, 2018. Ms. Persily and Mr. Abendschein will serve on the Board until the next annual meeting of the stockholders of the Company on June 12, 2018, at which they will nominated for re-election, and until their successors have been duly elected and qualified or as otherwise provided in the Company’s bylaws.

There are no arrangements or understandings between Ms. Persily or Mr. Abendschein and any person pursuant to which Ms. Persily or Mr. Abendschein was selected as a director and there are no actual or proposed transactions between either Ms. Persily and Mr. Abendschein or any of their related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K. The Board has affirmatively determined that each of Ms. Persily and Mr. Abendschein qualify as an “independent director” under the rules of the New York Stock Exchange and the Company’s categorical independence standards.

Since 2013, Ms. Persily has served on the board of directors of CM Finance Inc., a NASDAQ listed company that invests in middle market companies, as a member of its audit, valuation and nominating committees and as chair of its compensation committee, and since 2017 has served on the board of directors of Runway Growth Credit, a business development company that provides secured loans to early stage growth and venture-backed companies in the U.S., as a member of its audit and governance committees. Ms. Persily has a deep breadth of experience in the finance and capital market industries, having held various roles at Citigroup for nearly 10 years, including serving as the co-head of Citigroup’s leveraged finance group for over two years and head of acquisition finance prior thereto. Ms. Persily also formerly served as co-Head of Leveraged Finance and Capital Markets at Nomura Securities. Ms. Persily holds a BA in Economics and Psychology from Columbia College and an MBA in Finance and Accounting from Columbia Business School.

Mr. Abendschein is currently the Chief Operating Officer of Venari Resources, where he is responsible for all deep water exploration, appraisal and development projects. From 2000 through August 2017, Mr. Abendschein held various corporate and executive roles at Anadarko Petroleum (“Anadarko”), including as Vice President of Anadarko’s Deep Water division from 2015 to 2017 and as Vice President of Anadarko’s Exploration and Production Services division from 2013 to 2015. Mr. Abendschein currently serves on the board of directors of Cynthia Woods Mitchell Pavilion as chairman of its trustee committee, and as a member of the board of directors of the National Ocean Industries Association and the Offshore Energy Center, which positions he has held since 2014. Since 2008, Mr. Abendschein has served on the board of directors of United Way of Montgomery County, and since 2014 has served as its chairman. Mr. Abendschein holds a BBS in Petroleum Engineering from Texas A&M University.

Ms. Persily and Mr. Abendschein will be compensated for their service on the Board in accordance with the Company’s Compensation of Non-Employee Directors (as set forth in Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017). Ms. Persily and Mr. Abendschein will enter into a director indemnification agreement with the Company (in the form set forth in Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017).

Ms. Persily has been appointed to the Nominating Committee and audit committee of the Board. Mr. Abendschein has been appointed to serve on the compensation committee of the Board.

On April 27, 2018, the Company issued a press release announcing the appointments of Ms. Persily and Mr. Abendschein to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(e) Effective April 24, 2018, the Board approved an increase in the annual base salary of the Company’s Chief Operating Officer, Robert Clemons, to $290,000.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
99.1	Press Release of SEACOR Marine Holdings Inc. dated April 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2018

SEACOR Marine Holdings Inc.

By:	/s/ John Gellert
Name: John Gellert
Title: President and Chief Executive Officer